Exhibit (e)(5)

COLLEGE RETIREMENT EQUITIES FUND

MULTIPLE CLASS PLAN

April 29, 2022

I. Introduction

College Retirement Equities Fund (“CREF”) is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company on Form N-3. CREF issues units (“Units”) in separately designated investment portfolios (“Accounts”). Units include accumulation units and annuity units, which are used to measure the interest of each institution or individual participant that has entered into a contract with CREF (each a “Client” and collectively, “Clients”) in an Account during the accumulation period and the annuity period (if any), respectively.

TIAA-CREF Investment Management, LLC (“TCIM”) serves as CREF’s investment adviser, Teachers Insurance and Annuity Association of America (“TIAA”) serves as CREF’s administrator, and TIAA-CREF Individual & Institutional Services, LLC (“Services”) serves as CREF’s principal underwriter and distributor. TCIM, TIAA and Services provide services to CREF on an at-cost basis.

CREF and TCIM have obtained exemptive relief from the SEC to permit CREF to offer multiple classes of Units, with varying administrative and/or distribution expenses and other expenses. See College Retirement Equities Fund, et al., Inv. Co. Act Rel. No. 39012 (June 23, 2014) (notice) and Inv. Co. Act Rel. No. 31204 (Aug. 11, 2014) (order) (the “Order”). CREF hereby adopts this Multiple Class Plan (the “Plan”) in accordance with the Order with respect to each Account identified on Exhibit A, as amended from time to time.

II. Features of the Classes of Units

Except as outlined herein, Units of each class of an Account shall represent an equal pro rata interest in such Account and, generally, shall have identical voting, distribution, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class of Units shall have a different designation; (b) each class of Units shall bear any Covered Expenses, as defined in Section VI below, attributable to it; (c) each class of Units shall have exclusive voting rights on any matter submitted to CREF participants that relates solely to its administrative or distribution arrangement, and (d) each class of Units shall have separate voting rights on any matter submitted to CREF participants in which the interests of one class differ from the interests of any other class.

Each Account currently is authorized to issue four (4) classes of Units, designated herein as CREF R1 Units (the original class of Units), CREF R2 Units, CREF R3 Units and CREF R4 Units, respectively. Following are descriptions of the four current classes of Units, which descriptions may be modified or supplemented as set forth in CREF’s prospectus and/or Rules of the Fund.

•	CREF R1 Units - CREF R1 Units bear the Covered Expenses attributable to CREF R1 Units as described in Section VI below.

•	CREF R2 Units - CREF R2 Units bear the Covered Expenses attributable to CREF R2 Units as described in Section VI below.

•	CREF R3 Units - CREF R3 Units bear the Covered Expenses attributable to CREF R3 Units as described in Section VI below.

•	CREF R4 Units - CREF R4 Units bear the Covered Expenses attributable to CREF R4 Units as described in Section VI below.

CREF’s Rules of the Fund currently classify CREF Clients into two categories, as follows: (a) employer-sponsored retirement arrangements (“Institutions”); and (b) individual retirement accounts (“IRAs”), H.R. 10 (“Keogh”) retirement plans, after-tax retirement annuities, deposit contracts issued in settlement of death proceeds, and any other contracts not being used as employer-sponsored retirement arrangement accumulation funding vehicles (each a “Product”). Each category of Client has the Unit class eligibility requirements set forth below.

Eligibility Requirements Applicable to Institution Clients

A. CREF R1 Units

CREF R1 Units are offered to Institution Clients with CREF assets under management below $20 million, but are available to all Institution Clients that hold Units during the accumulation period. For purposes of determining eligibility, CREF assets under management will be determined as of the date of becoming a Client, and may periodically be reviewed thereafter.

B. CREF R2 Units

CREF R2 Units are offered to Institution Clients with CREF assets under management of at least $20 million but less than $400 million. For purposes of determining initial eligibility, CREF assets under management will be determined as of the date of becoming a Client or, for existing Clients, a reasonable date prior to first offering CREF R2 Units, and may periodically be reviewed thereafter.

C. CREF R3 Units

CREF R3 Units are offered to Institution Clients with CREF assets under management of $400 million or more. For purposes of determining eligibility, CREF assets under management will be determined as of the date of becoming a Client or, for existing Clients, a reasonable date prior to first offering CREF R3 Units, and may periodically be reviewed thereafter.

D. CREF R4 Units

CREF R4 Units are offered to Institution Clients that utilize the Retirement Choice (RC) and Retirement Choice Plus (RCP) contract structure for their plans and execute a recordkeeping agreement with TIAA to allow TIAA to collect a plan service fee from participants on behalf of the plan sponsor to cover recordkeeping and other plan services. Institutions that wish to implement this class and meet the required eligibility criteria may do so at any time. Periodic eligibility reviews will not be required for this class.

Eligibility Requirements Applicable to Product Clients

Product Client eligibility for CREF Unit classes is determined on the basis of the following considerations:

(1)	CREF will determine the Distribution Expenses (defined below in Section IV) and Administrative Expenses (defined below in Section V), associated with total CREF assets under management, separately for each Product;

(2)	For each Product, CREF will determine the ratio of Distribution Expenses to total CREF assets under management and the ratio of Administrative Expenses to total CREF assets under management;

(3)	For each class of CREF Units, CREF will determine the ratio of Distribution Expenses to CREF assets under management in the class of Units and the ratio of Administrative Expenses to CREF assets under management in the class of Units;

(4)	Each Product will be eligible to participate in the CREF unit class whose combined Distribution and Administrative Expense ratios associated with total CREF assets in the class is closest to such Product’s combined Distribution and Administrative Expense ratios. This will generally result in a Product being assigned to the less expensive of the two CREF Unit classes between which its combined Distribution and Administrative Expense ratios fall, unless such assignment would, under the circumstances, result in an undue financial impact on the CREF Unit class as a whole. Investment performance alone will not result in the reassignment of a Product to a more expensive CREF Unit class.

For purposes of this determination, each Product shall be considered separately or, subject to the approval of the Superintendent of Financial Services of the State of New York, combined with one or more other Products. The total amount of Distribution Expenses and the total amount of Administrative Expenses shall also be separately determined in accordance with CREF’s corporate methodology for allocating expenses. Any change to such methodology will preserve the principles of classification and fairness established by the eligibility criteria described above. Distribution and Administrative Expenses are proportionately allocated among the CREF Unit classes and Products based on actual utilization of services and costs, by Institutions and Products and in accordance with CREF’s distribution and administrative arrangements.

Eligibility Requirements Applicable to Annuity Units

For purposes of the allocation of income, gains, appreciation/depreciation and expenses, all annuity units (i.e., Units during the annuity period (if any) will be aggregated with a CREF Unit class determined in a manner similar to the determination of CREF Unit classes for Product Clients, as described above.

Modification of the Classes of Units

The Board of Trustees has the authority to create additional classes of Units, merge Unit classes, terminate one or more classes of Units, or change features or designations of existing classes of Units, from time to time, in accordance with the Order and Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”).

III. Sales Charge Structure

No class of Units shall be subject to a front-end sales charge or a contingent deferred sales charge. Each class of Units shall be offered at its Unit value to Clients that are eligible to participate in that class of Units and who have elected to so participate.

IV. Distribution Expenses

CREF has established an arrangement for the distribution of CREF Units (the “Distribution Plan”) that complies with all applicable provisions of Rule 12b-1 under the 1940 Act, except those relating to shareholder approval, in accordance with SEC exemptive relief. See College Retirement Equities Fund, et al., Inv. Co Act Rel. Nos. 19591 (July 23, 1993) (notice) and Inv. Co. Act Rel. No. 19645 (Aug. 19, 1993) (order). Under the Distribution Plan, subject to approval by CREF’s Board of Trustees, CREF reimburses Services on an at-cost basis for actual expenses incurred in connection with distribution services for CREF (“Distribution Expenses”) up to an amount that on an annual basis cannot exceed 0.25% of average daily net assets. Subject to the terms of the Distribution Plan, CREF will allocate to each class of Units the Distribution Expenses attributable to such class.

V. Administrative Expenses

CREF incurs the expenses of administration and operations of CREF and the variable annuity contracts offered by CREF (“Administrative Expenses”). Administrative Expenses may be incurred with respect to any administrative service provided to CREF, including (without limitation) services provided in connection with contract issuance, issuance of Units, redemption of Units, registration of ownership of contracts and Units, maintenance of beneficiary records, receipt and allocation of premiums, processing and paying withdrawal requests and death benefit claims, calculation and payment of annuity payments, tax reporting and withholding, and communication with contract owners, among other services. CREF will allocate to each class of Units the Administrative Expenses attributable to such class.

VI. Income and Expense Allocation

A. CREF and Account Expenses

Except for Covered Expenses (defined below), all expenses incurred by or allocated to an Account are allocated among the various classes based on the net assets of the Account attributable to each class of Units of the Account These expenses include, but are not limited to:

(1)	Expenses incurred by CREF that are not attributable to a particular Account or to a particular class of Units (“CREF Expenses”), including, but not limited to, fees of CREF’s Board of Trustees, auditors, legal counsel, independent legal counsel to the Independent Trustees, and mortality and expense risk charges; and

(2)	Expenses incurred by an Account not attributable to any particular class of the Account’s Units (“Account Expenses”), including, but not limited to, expenses of investment management, portfolio accounting, custodial services, and employer plan fee withdrawals.

B. Covered Expenses

Certain expenses are, or may be, attributable to a particular class of Units (“Covered Expenses”), resulting in different classes of CREF Units paying a different amount of Covered Expenses. CREF shall treat the following expenses as Covered Expenses:

(1)	Distribution Expenses attributable to a specific class; and

(2)	Administrative Expenses attributable to a specific class.

In addition, CREF may, by action of the Board of Trustees or its delegate, treat the following expenses as Covered Expenses:

(1)	accounting or similar expenses relating to a specific class;

(2)	legal, printing and postage expenses related to preparing and distributing to current participants of a specific class materials such as annual and semi-annual reports, prospectuses, and proxies;

(3)	Blue Sky, state insurance, and other regulatory expenses incurred by a specific class;

(4)	SEC registration fees incurred by a specific class;

(5)	expenses of administrative personnel and services required to support participants of a specific class;

(6)	Trustees’ fees incurred as a result of issues relating to a specific class;

(7)	auditors’ fees, compliance expenses, litigation expenses, and other legal fees and expenses relating to a specific class;

(8)	incremental participant servicing expenses identified as being attributable to a specific class;

(9)	account expenses relating solely to a specific class; and

(10)	expenses incurred in connection with any participant meetings as a result of issues relating to a specific class.

C. General

All CREF Expenses, Account Expenses and Covered Expenses may be estimated and allocated as described in CREF’s prospectus and deducted from an Account in accordance with U.S. generally accepted accounting principles.

Income, realized capital gains and losses, unrealized appreciation and depreciation, CREF Expenses, Account Expenses and any other expenses not allocated to a specific class of Units are allocated to each class of Units of an Account on the basis of the net assets attributable to that class in relation to the aggregate net assets of the Account. Covered Expenses attributable to an Account allocated to a particular class of Units of that Account are borne proportionately across that class.

CREF reserves the right to utilize any other appropriate method to allocate income and expenses among the classes of CREF Units in a manner consistent with Rule 18f-3(c)(1) under the 1940 Act, provided that a majority of the Trustees and a majority of the Independent Trustees determine that the method is fair to CREF participants of each class of Units and that the annualized rate of return of each class of Units will generally differ from that of the other classes only by the expense differentials among the classes.

VII. Conversion Privileges

All conversions between different classes of Units in the same Account shall be made on the basis of the relative Unit values of the two classes without the imposition of any sales load, fee, or other charge.

(1)	Automatic Conversions: Units of any class may be converted into Units of another class if the Client is determined to meet applicable eligibility requirements for the class of Units into which the Client will convert and is entitled to receive services consistent with that class of Units (as specified in CREF’s prospectus or Rules of the Fund). Institution Clients holding accumulation period Units that are eligible to convert into a less expensive class of Units may voluntarily choose to forego conversion and remain in the class of Units in which the Client currently invests (except with respect to any initial conversion upon the creation of the new CREF Unit classes).

(2)	Involuntary Conversions: Clients that no longer meet the eligibility requirements for a particular CREF Unit class may have their Units automatically converted into another CREF Unit class where they meet the specified eligibility requirements. Any such conversions will be preceded by written notice to the Client and are subject to any terms outlined in CREF’s prospectus, the Rules of the Fund and applicable law, including (without limitation) relevant guidance from the Superintendent of Financial Services of the State of New York.

VIII. Exchange Privileges

A Client may exchange any class of Units of any Account for the same class of Units of any other Account(s) of CREF, subject to the terms and conditions disclosed in CREF’s prospectus. Any exchange shall be made on the basis of the relative Unit values of the Accounts without the imposition of any sales load, fee, or other charge.

IX. Waiver or Reimbursement of Expenses

Expenses may be waived or reimbursed by any adviser, sub-adviser, principal underwriter, or other provider of services to CREF without the prior approval of CREF’s Trustees.

X. Effectiveness of Plan

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of CREF and (b) the Independent Trustees of CREF in a manner consistent with the requirements of Rule 18f-3(d) under the 1940 Act.

XI. Material Modifications

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof in Section X above.

EXHIBIT A

Stock Account

Global Equities Account

Growth Account

Equity Index Account

Core Bond Account

Inflation-Linked Bond Account

Social Choice Account

Money Market Account